Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

For Immediate Release

CVS CORPORATION STATEMENT

WOONSOCKET, RI, DECEMBER 22, 2005 – CVS Corporation (NYSE: CVS) today announced that it is confirming that it has been in discussions with Albertson’s, Inc. regarding a purchase of Albertsons’ standalone Sav-on and Osco drugstores.

CVS also announced that, on Wednesday evening, it inadvertently issued an invitation by email to investment analysts and other interested parties inviting them to participate in an analyst call on Thursday morning, December 22, regarding this transaction. CVS subsequently recalled the email and advised the recipients that the email was sent in error.

No agreement on any transaction between CVS and Albertsons has been reached.

CVS is America’s largest retail pharmacy, operating more than 5,400 retail and specialty pharmacy stores in 37 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s Web site, at http://investor.CVS.com, as well as through the pressroom portion of the Company’s Web site, at http://www.cvs.com/pressroom.

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